SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant     [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[X]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material under Rule 14a-12

[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            CHEMICAL FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[   ]        Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

March 6, 2001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 2001

To The Holders of Common Stock:

The annual meeting of shareholders of CHEMICAL FINANCIAL CORPORATION ("Chemical") will be held on MONDAY, APRIL 16, 2001 at 2:00 p.m. (local time) at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, at which meeting the shareholders will (i) elect a board of eleven directors; and (ii) transact any other business that may properly be brought before the meeting.

You are invited to attend the meeting and, even though you sign and return the enclosed proxy, you may vote your shares in person if you are present at the meeting.

The Board of Directors has fixed the close of business on February 16, 2001 as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of Chemical Common Stock on and after March 6, 2001.

We look forward to seeing you at the meeting.

By Order of the Board of Directors

David B. Ramaker
Secretary

It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
CHEMICAL FINANCIAL CORPORATION
APRIL 16, 2001

The enclosed proxy is being solicited by the Board of Directors of Chemical Financial Corporation ("Chemical" or the "Corporation"). This Proxy Statement and the enclosed proxy are being furnished to holders of Chemical Common Stock, $1 par value ("Common Stock"), on and after March 6, 2001, for use at the annual meeting of Chemical shareholders to be held on April 16, 2001 and any adjournment of that meeting. The annual meeting will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan at 2:00 p.m. (local time).

Solicitation of proxies will be made initially by mail. Directors, officers and employees of Chemical and its subsidiaries may also solicit proxies in person, by telephone or by electronic communication, without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to, or otherwise communicate with, the beneficial owners of Common Stock held by them. All expenses of solicitation of proxies will be paid by Chemical, including the reasonable expenses of brokers and fiduciaries for forwarding these materials to their customers. Chemical has engaged Corporate Investor Communications, Inc. at an estimated cost of $800, plus expenses and disbursements, to assist in distribution of these materials.

Shareholders of record of the Corporation's Common Stock at the close of business on February 16, 2001 will be entitled to notice of and to vote at the annual meeting of shareholders on April 16, 2001 and any adjournment of that meeting. As of February 16, 2001, there were 21,418,534 shares of Common Stock issued and outstanding. Representation of the holders of a majority of the shares of Common Stock outstanding at the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share of Common Stock is entitled to one vote on each matter presented for shareholder action.

The shares represented by the enclosed proxy will be voted at the annual meeting and any adjournment of that meeting if the proxy is properly signed and returned to Chemical prior to the meeting. A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Corporation or by attending and voting at the annual meeting. The shares represented by each proxy will be voted in accordance with the specifications of the shareholder. If the shareholder does not specify a choice, the shares represented by the proxy will be voted "FOR" the election of all nominees listed in this Proxy Statement as directors. Chemical's management is not aware of any other matters intended to be presented for action at the meeting. If other matters are presented, the shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies on such other matters that may come before the meeting.

ELECTION OF DIRECTORS

The Board of Directors has nominated the individuals listed below for election as directors of the Corporation to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The proposed nominees are willing to be elected and to serve. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Chemical Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. A plurality of the shares represented and voted at the meeting is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of votes of which a plurality is required will be reduced by the number of shares not voted. Each nominee is currently a member of the Board of Directors who was elected at the Corporation's prior annual meeting of shareholders, except for Messrs. Bernson, Marzke and Smith who were formerly directors of Shoreline Financial Corporation ("Shoreline") and were appointed by the Board of Directors at its January 15, 2001 Board meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ELECTION OF ALL NOMINEES AS DIRECTORS

Biographical information concerning each nominee for election to the Board of Directors is presented below. Unless otherwise indicated, each nominee has had the same principal occupation for more than five years. In this Proxy Statement, "Chemical Bank" means Chemical Bank and Trust Company in Midland, Michigan, the Corporation's principal banking subsidiary.

NOMINEES FOR ELECTION TO SERVE UNTIL
THE ANNUAL MEETING OF SHAREHOLDERS IN 2002

J. DANIEL BERNSON, age 59, has served as a director of the Corporation since January 15, 2001 as a result of Shoreline's merger into Chemical. Before the merger, Mr. Bernson had been a director of Shoreline Bank, Shoreline's banking subsidiary, since July 1999. Since 1988, Mr. Bernson has been President of the Hanson Group of St. Joseph, Michigan, a holding company with business interests in Hanson Mold, Hanson Cold Storage Co., Eagle Technologies Group, the Meadows Subdivision and the Pure.Fact, Inc.

JAMES A. CURRIE, age 42, has been a director of the Corporation since August 1993 and is a member of the Audit and Compensation Committees. Mr. Currie is an investor and a certified teacher with a Masters Degree in Special Education from Michigan State University in East Lansing, Michigan. Mr. Currie has served as a director and member of various committees of Chemical Bank since February 1992, and as a director of CFC Data Corp, the Corporation's data processing subsidiary, since April 2000.

MICHAEL L. DOW, age 66, has served as a director of the Corporation since April 1985 and is Chairman of the Audit and a member of the Pension and Compensation Committees. Mr. Dow is an investor. Mr. Dow has served as a director and member of various committees of Chemical Bank since February 1982.

L. RICHARD MARZKE, age 67, has served as a director of the Corporation since January 15, 2001 as a result of Shoreline's merger into Chemical. Before the merger, Mr. Marzke had been a director of Shoreline and Shoreline Bank, or their predecessors, since 1977. Mr. Marzke is President and Chief Executive Officer of Pri-Mar Petroleum, Inc., a wholesale and retail distributor of gasoline and other petroleum products and convenience store operator.

TERENCE F. MOORE, age 57, has served as a director of the Corporation since January 1998 and is a member of the Audit and Compensation Committees. Mr. Moore has been President and Chief Executive Officer of MidMichigan Health in Midland, Michigan since 1982. MidMichigan Health is a health care organization operating three hospitals, two nursing homes and ten other health care subsidiaries in central and northern Michigan. Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, MidMichigan Health's largest subsidiary, from 1977 to 1984. Mr. Moore is also a director of the Michigan Molecular Institute. Mr. Moore has served as a director and member of various committees of Chemical Bank since February 1991 and as a director of CFC Data Corp since June 1995.

ALOYSIUS J. OLIVER, age 60, has served as President, Chief Executive Officer and a director of the Corporation since January 1997 and served as Executive Vice President and Secretary from January 1985 to December 1996. Mr. Oliver joined the Corporation from Chemical Bank in January 1985. Mr. Oliver joined Chemical Bank in 1957 and served in various management capacities. Mr. Oliver became Vice President and Cashier of Chemical Bank in 1975, Secretary of the Board of Directors in 1979 and Senior Vice President in 1981. Mr. Oliver was elected to the Board of Directors of Chemical Bank in August 1996. During the last five years, Mr. Oliver has served as a director and member of various committees of the Corporation's subsidiaries, as follows: Chemical Bank Michigan (also Chairman), Chemical Bank Thumb Area, Chemical Bank Bay Area (also Chairman), Chemical Bank Key State (also Chairman), Chemical Bank South, Chemical Bank Central (also Chairman), Chemical Bank Montcalm (also Chairman), Chemical Bank West (also Chairman), Chemical Bank North (also Chairman) and CFC Data Corp (also President and Treasurer), all of which are wholly-owned subsidiaries of the Corporation.

ALAN W. OTT, age 69, has served as Chairman of the Board since April 1994 and a director of the Corporation since October 1973. Mr. Ott was Chief Executive Officer and President from October 1973 until his retirement on December 31, 1996. Mr. Ott was Treasurer from May 1987 through April 1994. Mr. Ott is a member of the Pension Committee. Mr. Ott is also Chairman of the Board of Directors of Chemical Bank. Mr. Ott joined Chemical Bank as Cashier in 1962, became a Vice President in 1964, President and Chief Executive Officer in 1972 and Chairman of the Board and Chief Executive Officer in 1986. He has served as a director of Chemical Bank since 1969. Mr. Ott retired as Chief Executive Officer of Chemical Bank on December 31, 1996. Mr. Ott was elected to the Board of Directors of Shoreline Bank in January 2001. During the last five years, Mr. Ott has also served as a director and member of various committees of all of the Corporation's other subsidiaries. Mr. Ott is a director of the Michigan Molecular Institute.

FRANK P. POPOFF, age 65, has served as a director of the Corporation since February 1989 and is a member of the Audit and Chairman of the Pension and Compensation Committees. Mr. Popoff retired as Chairman of the Board of Directors of The Dow Chemical Company in Midland, Michigan, a diversified manufacturer of chemicals and performance products, plastics, and hydrocarbons and energy, in November 2000. Mr. Popoff joined The Dow Chemical Company in 1959 and served in senior positions in sales, marketing, operations and business management, including responsibilities for international areas of the company. Mr. Popoff was Chief Executive Officer from 1987 to 1995 and Chairman of the Board of Directors from December 1992 until his retirement in November 2000. He has been a member of the Board of Directors of The Dow Chemical Company since 1982. Mr. Popoff is also a director of the Michigan Molecular Institute, American Express Company, Quest Communications International, Inc. and United Technologies Corporation. Mr. Popoff has served as a director and member of various committees of Chemical Bank since July 1985.

LAWRENCE A. REED, age 61, has served as a director of the Corporation since December 1986 and is a member of the Audit and Compensation Committees. Mr. Reed retired in 1992 after serving as President of Dow Corning Corporation, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products. Mr. Reed joined Dow Corning Corporation in 1964 and served in various senior management positions, including Vice President and Chief Financial Officer and President and Chief Executive Officer. Mr. Reed has served as a director and member of various committees of Chemical Bank since December 1981.

DAN L. SMITH, age 65, has served as a director of the Corporation since January 15, 2001 as a result of Shoreline's merger into Chemical. Before the merger, Mr. Smith was Chairman of the Board and Chief Executive Officer of Shoreline. Mr. Smith became Shoreline's Chairman of the Board and Chief Executive Officer on January 1, 1993, having previously served as President of Shoreline. Mr. Smith continued to serve as President until June 1999. Mr. Smith was Secretary of Shoreline until 1992. Before the merger, Mr. Smith also served as Chairman of the Board and Chief Executive Officer of Shoreline Bank since May 1994. Mr. Smith also served as President of Shoreline Bank from May 1994 until June 1999. Before May 1994, Mr. Smith served as President of Inter-City Bank (predecessor of Shoreline Bank) since 1978, Chief Executive Officer of Inter-City Bank since 1988, and a director of Inter-City Bank since 1972.

WILLIAM S. STAVROPOULOS, age 61, has been a director of the Corporation since August 1993 and is a member of the Audit, Pension and Compensation Committees. Mr. Stavropoulos is Chairman of the Board of Directors and retired President and Chief Executive Officer of The Dow Chemical Company, a diversified manufacturer of chemicals and performance products, plastics, and hydrocarbons and energy. Mr. Stavropoulos joined The Dow Chemical Company in 1967 and has served in various senior management positions. Mr. Stavropoulos was named President of Dow Latin America in 1984, Group Vice President in 1987, Vice President in 1990, President of Dow U.S.A. in 1990, Senior Vice President in 1991, President and Chief Operating Officer in 1993, Chief Executive Officer in November 1995 and Chairman of the Board of Directors in November 2000. He was elected to the Board of Directors of The Dow Chemical Company in 1990. Mr. Stavropoulos is also a director of Dow Corning Corporation, NCR Corporation and BellSouth Corporation. Mr. Stavropoulos has served as a director and member of various committees of Chemical Bank since April 1992.

VOTING SECURITIES

Listed below are the only shareholders of the Corporation known by management to have been the beneficial owner of more than 5% of the outstanding shares of Common Stock as of February 2, 2001. Both of these entities are Trust Departments of the Corporation's wholly owned banking subsidiaries:

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner of Common Stock	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

Chemical Financial Corporation:
Chemical Bank and Trust Company	1,032,974	320,654	1,353,628	6.30%
Trust Department
333 E. Main Street
Midland, MI 48640(3)

Shoreline Bank	241,670	352,425	594,095	2.76%
Trust Department
720 Pleasant Street
St. Joseph, MI 49085(3)	________	_______	________	_____
	1,274,644	673,079	1,947,723	9.06%

The following table sets forth information regarding beneficial ownership of Common Stock by each director and nominee for director, each named executive officer and all directors and executive officers as a group as of February 2, 2001:
	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner of Common Stock	Sole Voting and Dispositive Power		Shared Voting or Dispositive Power(2)		Total Beneficial Ownership		Percent of Class

J. D. Bernson	7,681		2,016		9,697		*
J. A. Currie	98,521		14,596		113,117		*
M. L. Dow	-		149,899	(4)	149,899	(4)	*
B. M. Groom	28,066	(5)	13,263		41,329	(5)	*
L. A. Gwizdala	24,598	(5)	24,059		48,657	(5)	*
W. C. Lauderbach	19,511	(5)	30,286	(6)	49,797	(5)(6)	*
L. R. Marzke	35,090		802		35,892		*
T. F. Moore	3,854		4,721		8,575		*
A. J. Oliver	106,755	(5)	-		106,755	(5)	*
A. W. Ott	76,754		396,723	(7)	473,477	(7)	2.20%
F. P. Popoff	18,501		-		18,501		*
D. B. Ramaker	20,947	(5)	-		20,947	(5)	*
L. A. Reed	3,443		16,220		19,663		*
D. L. Smith	55,253		12,264		67,517		*
W. S. Stavropoulos	4,873		302,071	(8)	306,944	(8)	1.43%
All directors and executive
officers as a group	503,847	(9)	664,849	(9)	1,168,696	(9)	5.44%

*Less than 1%

(1)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the trust departments of Chemical Bank and Shoreline Bank are not included unless otherwise indicated. The Corporation and the directors and officers of the Corporation, Chemical Bank and Shoreline Bank disclaim beneficial ownership of shares held by the trust departments in fiduciary capacities.

(2)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by the trust departments of Chemical Bank and Shoreline Bank are not included unless otherwise indicated. The directors and officers of the Corporation may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank and Shoreline Bank to some degree, but disclaim beneficial ownership of these shares.

(3)

These numbers consist of certain shares held in various fiduciary capacities through the trust departments of Chemical Bank and Shoreline Bank. Chemical Bank and Shoreline Bank also hold in various fiduciary capacities a total of 1,684,655 and 208,737 shares, respectively, of Common Stock over which they do not have voting or dispositive power and which are not included in these numbers. The Corporation and the directors and officers of the Corporation, Chemical Bank and Shoreline Bank disclaim beneficial ownership of shares held by the trust departments in a fiduciary capacity.

(4)	These numbers include 63,306 shares owned by two trusts as of February 2, 2001, of which Mr. Dow is a trustee. Mr. Dow disclaims beneficial ownership of these shares.

(5)

These numbers include shares that executive officers of the Corporation have the right to acquire through the exercise of stock options within 60 days from February 2, 2001 as follows: Mr. Groom - 14,573 shares, Ms. Gwizdala - 23,016 shares, Mr. Lauderbach - 9,656 shares, Mr. Oliver - 19,473 shares and Mr. Ramaker - 15,168 shares; and all executive officers as a group - 81,886 shares.

(6)

These numbers include 14,008 shares owned by The Allen Foundation Inc. as of February 2, 2001. Mr. Lauderbach is a trustee and financial vice president of that foundation. Mr. Lauderbach has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(7)

These numbers include 302,071 shares owned by the Rollin M. Gerstacker Foundation and 53,309 shares owned by the Elsa U. Pardee Foundation as of February 2, 2001. Mr. Ott is a trustee and treasurer of both of these foundations. Mr. Ott has no beneficial interest in the shares owned by the foundations and disclaims beneficial ownership of these shares.

(8)

These numbers include 302,071 shares owned by the Rollin M. Gerstacker Foundation as of February 2, 2001. Mr. Stavropoulos is a trustee of that foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(9)	These numbers include all shares described in notes 4 through 8 above.

COMMITTEES AND MEETINGS OF
THE BOARD OF DIRECTORS

The Corporation has standing Audit, Pension and Compensation Committees of the Board of Directors. The Corporation does not have a nominating committee.

The Audit Committee is composed of Mr. Dow, Chairman, and Messrs. Currie, Moore, Popoff, Reed and Stavropoulos. This committee oversees the financial reporting process on behalf of the Board and is composed of independent directors, as defined by the rules of the National Association of Securities Dealers, Inc. The Audit Committee met twice during 2000. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in the Appendix.

The Pension Committee, composed of Mr. Popoff, Chairman, and Messrs. Dow, Ott and Stavropoulos, met once during 2000. This committee oversees the administration of the Corporation's employees' pension plan.

The Compensation Committee, composed of Mr. Popoff, Chairman, and Messrs. Currie, Dow, Moore, Reed and Stavropoulos, met once during 2000. This committee reviews salaries, bonuses and other compensation of all officers of the Corporation, administers the Corporation's stock option plans and makes recommendations to the Board regarding the awards of stock options under these plans.

The Board of Directors met regularly each month for approximately two hours. There were a total of twelve regular monthly meetings and one additional meeting in 2000. All directors attended 75% or more of the aggregate meetings of the Board and applicable committees of which they were members during 2000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee ("Committee") oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the 2000 Annual Report to Shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Corporation, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of the financial reporting. The Committee held two meetings during 2000.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also approved the selection of the Corporation's independent auditors for the year ended December 31, 2001.

Submitted by the Audit Committee of the Board of Directors:
Michael L. Dow, Chairman	James A. Currie	Terence F. Moore
Frank P. Popoff	Lawrence A. Reed	William S. Stavropoulos

February 16, 2001

COMPENSATION OF EXECUTIVE OFFICERS
AND DIRECTORS

The following table provides information concerning the compensation earned during each of the three years in the period ended December 31, 2000, by the Chief Executive Officer and each of the Corporation's other executive officers whose total annual salary and bonus for 2000 exceeded $100,000:

SUMMARY COMPENSATION TABLE
					Long Term Compensation
	Annual Compensation(1)				Awards		Payouts
					Number of
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Shares Underlying Options	LTIP Payouts	All Other Compensation(2)

Aloysius J. Oliver	2000	$176,800	$72,150					$60
President and Chief	1999	170,000	44,150			1,575		60
Executive Officer of the	1998	160,000	40,150			2,625		60
Corporation

David B. Ramaker	2000	$164,300	$66,650					$573
President and Chief	1999	158,000	38,650			1,575		384
Executive Officer of	1998	150,000	35,150			2,625		408
Chemical Bank and
Executive Vice President
and Secretary of the
Corporation

Bruce M. Groom	2000	$109,300	$32,150					$ 317
Senior Vice President	1999	105,300	30,150			1,050		803
and Senior Trust Officer	1998	101,250	28,150			1,969		1,053
of Chemical Bank

Lori A. Gwizdala	2000	$104,000	$60,150					$546
Senior Vice President,	1999	100,000	32,150			1,050		364
Chief Financial Officer	1998	96,000	30,150			2,494		377
and Treasurer of the
Corporation

William C. Lauderbach	2000	$82,250	$25,150					$102
Senior Vice President	1999	78,500	23,150			525		145
and Investment Officer	1998	75,000	20,650			1,969		393
of Chemical Bank

______________________
(1) Includes compensation deferred under the Corporation's 401(k) savings plan.
(2) Dollar value of term life insurance premiums paid by the Corporation.

No options were granted to any named executive officer during 2000. The following table provides information concerning options exercised during 2000 and unexercised options held as of December 31, 2000, by the listed individuals:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
	Number of Shares Acquired on	Value	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Aloysius J. Oliver	1,390	$ 21,440	19,473	-	$23,439	-
David B. Ramaker	1,700	24,628	15,168	4,200	32,073	-
Bruce M. Groom	5,127	114,314	14,573	-	60,601	-
Lori A. Gwizdala	5,384	65,687	23,016	-	90,502	-
William C. Lauderbach	1,253	15,941	9,656	-	19,735	-
_______________
(1)

The number of shares shown is the gross number of shares covered by options exercised. Officers may deliver other shares owned in payment of the option price and shares may be withheld for tax withholding purposes, resulting in a smaller net increase in their share holdings.

(2)	The values reported are based on a fair market value of $23.25 per share, the closing bid price of Common Stock on The Nasdaq Stock Market® on December 31, 2000.

Stock Option Plans

The Chemical Financial Corporation 1987 Award and Stock Option Plan ("1987 Plan") and the Stock Incentive Plan of 1997 ("1997 Plan") provide for awards of nonqualified stock options, incentive stock options, stock appreciation rights, or a combination thereof.

The 1997 Plan was approved by the shareholders at the April 21, 1997 annual meeting of shareholders. At the April 20, 1992 annual meeting of shareholders, the shareholders voted to increase the authorized shares issuable under the 1987 Plan by 100,000 shares and extend the Plan to April 20, 1997. As of December 31, 2000, there were options outstanding to purchase 434,493 shares of the Corporation's Common Stock under the 1997 and 1987 Plans, and 537,343 shares available for future awards under the 1997 Plan.

Key employees of the Corporation and its subsidiaries, as the Compensation Committee of the Board of Directors may select from time to time, are eligible to receive awards under the 1997 Plan. No employee of the Corporation may receive any awards under the 1997 Plan while the employee is a member of the Compensation Committee.

The plans provide that the option price of incentive stock options awarded shall not be less than the fair market value of Common Stock on the date of grant. Historically, options granted under the plans are first exercisable from one to five years from the date of grant, at the discretion of the Compensation Committee, and expire not later than ten years and one day after the date of grant. Options granted may be designated nonqualified stock options or incentive stock options. Options granted may include stock appreciation rights that entitle the recipient to receive cash or a number of shares of Common Stock without payment to the Corporation that have a market value equal to the difference between the option price and the market price of the total number of shares awarded under the option at the time of exercise of the stock appreciation right. The plans provide, at the discretion of the Compensation Committee, that payment for exercise of an option may be made in the form of shares of stock of the Corporation having a fair market value equal to the exercise price of the option at the time of exercise, or in cash. The plans also provide for the payment of the required tax withholding generated upon the exercise of a nonqualified stock option in the form of shares of stock of the Corporation having a fair market value equal to the amount of the required tax withholding at the time of exercise, upon prior approval and at the discretion of the Compensation Committee.

Pension Plan

The Corporation and its subsidiaries make annual contributions up to the maximum amount deductible for federal income tax purposes to the Chemical Financial Corporation Employees' Pension Plan ("Pension Plan"), which is a defined benefit plan qualified under the Internal Revenue Code of 1986, as amended (the "Code"). The Corporation has the authority to terminate the Pension Plan at any time. Sections 401(a)(17) and 415 of the Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Corporation has established a supplemental pension plan that provides for the payment to certain executive officers of the Corporation, as determined by the Compensation Committee, benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Code did not apply.

The following table shows the estimated combined annual pension benefits that would be payable under the Pension Plan and supplemental pension plan to salaried employees, including the named executive officers, if they retire in 2001 upon their normal retirement age at the annual levels of average remuneration and years of service indicated. The "Average Remuneration" is the average annual base salary, excluding any bonus, for the five highest consecutive years during the ten years preceding the date of retirement.

PENSION PLAN TABLE
	Years of Service
Average Remuneration	10	15	20	25	30 or more

$ 75,000	$12,882	$19,323	$25,764	$ 32,205	$ 38,646
100,000	17,632	26,448	35,264	44,080	52,896
125,000	22,382	33,573	44,764	55,955	67,146
150,000	27,132	40,698	54,264	67,830	81,396
175,000	31,882	47,823	63,764	79,705	95,646
200,000	36,632	54,948	73,264	91,580	109,896
225,000	41,382	62,073	82,764	103,455	124,146

The Pension Plan covers the annual base salary of all salaried employees as of January 1 of each year. Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, plus .38% of average annual pay in excess of covered compensation, multiplied by the retiree's number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, for disability and death benefits, and for optional joint and survivor benefits for the employee and his or her spouse.

The amount shown under the caption "Salary," excluding the amount shown under the caption "Bonus," in the Summary Compensation Table in this Proxy Statement is representative of the most recent calendar year compensation used in calculating average remuneration under the Pension Plan. Under the Pension Plan, as of December 31, 2000, Mr. Oliver had 30 years of credited service (the maximum), Mr. Ramaker had 11.2 years, Mr. Groom had 15.7 years, Ms. Gwizdala had 16 years and Mr. Lauderbach had 27.5 years.

The retirement benefits shown in the preceding Pension Plan Table are based on the assumption that an employee retires in 2001 at normal retirement age and will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee's retirement benefit or for the employee's life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Plan Table are not subject to a deduction for Social Security or any other offset amount.

Director Compensation

During 2000, the Corporation paid director fees of $900 per meeting attended and committee fees of $450 per meeting attended to all of its directors who were not regular salaried employees of the Corporation. Regular salaried employees of the Corporation and its subsidiaries do not receive fees for serving on, or attending meetings of, the Boards of Directors of the Corporation or its subsidiaries or meetings of any of their committees.

Effective December 31, 1999, the Corporation entered into a Retirement Agreement with Mr. Ott for 2000. Under that agreement, the Corporation agreed to pay Mr. Ott annual compensation of $50,000 and provide group health benefits consistent with those available under Chemical's retiree medical plan. Mr. Ott agreed to continue to serve as Chairman of the Boards of Directors of the Corporation and Chemical Bank through December 31, 2000. Mr. Ott also agreed to a covenant not to compete with the Corporation as long as payments were being made to him under the agreement. The Corporation has renewed this agreement with Mr. Ott for the 2001 fiscal year. In November 2000, the Board of Directors authorized the payment of a special bonus of $25,000 to Mr. Ott for the additional amount of time he spent on projects for the Corporation during 2000. This amount was paid to Mr. Ott in January 2001.

The Board of Directors has adopted the Chemical Financial Corporation Plan for Deferral of Directors' Fees. This plan is available to all directors of the Corporation and its subsidiaries who receive fees. This plan was amended in December 2000 to include eligibility for community bank advisory directors of the Corporation's subsidiaries. Under the plan, directors and community bank advisory directors must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. These fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director ceases to be a director or the year after the director attains age 70. During the deferral period, the plan provides that the Corporation shall accrue to the directors' or community bank advisory directors' credit interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on a variable rate money market savings account.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee of the Corporation's Board of Directors reviews and determines the Corporation's compensation programs, including individual salaries of executive and senior officers. The Compensation Committee is composed of Messrs. Currie, Dow, Moore, Popoff, Reed and Stavropoulos. All members are non-employee directors of the Corporation.

Under the supervision of the Compensation Committee, the Corporation has developed and implemented compensation plans which seek to align the financial interests of the Corporation's senior officers with those of its shareholders. The Corporation's executive compensation program is comprised of three primary components: base salary, annual cash incentive bonus opportunities and longer-term incentive opportunities in the form of stock option awards.

To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation recognizing individual performance and achievements. Annual cash incentive bonuses are used to reward senior officers for individual performance, accomplishments and achievement of annual business targets. A significant portion of potential career compensation is linked to corporate performance through stock option awards.

The Compensation Committee determines the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer. Annual base salary, incentive bonus and stock option awards with respect to the Corporation's other senior officers are recommended by the Chief Executive Officer to, and ultimately determined by, the Compensation Committee. All other senior executives of the Corporation are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer.

In evaluating the performance of and determining the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer and other senior management, the Compensation Committee takes into account management's contribution to the long-term success of the Corporation. The Compensation Committee considers return to shareholders to be primary in measuring financial performance. The philosophy of the Corporation is to maximize long-term return to shareholders consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. The Compensation Committee has taken these subjective and qualitative factors into account, along with quantitative measures of corporate performance, in establishing the annual salary, incentive bonus and stock option awards, for the Chief Executive Officer and the Corporation's other senior management, giving at least equal weight to the subjective and qualitative factors and no particular weight to any specific factor. The determination of the size of stock option awards is based upon a subjective analysis of each recipient's position within the organization, his or her individual performance and his or her growth potential within the organization. The number of stock option awards previously granted to a recipient is not a factor considered in the determination of the grant of a new stock option award.

The Compensation Committee primarily considers five quantitative measures of corporate performance in establishing the compensation to be paid to the Chief Executive Officer and the Corporation's other senior management. These measures of performance are: (i) earnings per share and earnings per share growth; (ii) the level of net loan losses; (iii) capital position; (iv) targeted as compared to actual annual operating performance; and (v) the Corporation's annual performance and financial condition as compared to that of its Federal Reserve Bank peer group. These measures were considered by the Compensation Committee in determining each component of executive compensation, although no particular weight was given to any specific factor.

Mr. Oliver's base salary for 2000 was established at the beginning of the year to provide a competitive level of compensation and took into account corporate performance through December 31, 1999. The Corporation's performance during 1999 exceeded both its targeted goals and that of its Federal Reserve Bank peer group.

Mr. Oliver's 2000 incentive bonus was established at the end of the year based upon performance of the Corporation during 2000. The Corporation's net income in 2000 exceeded targeted performance for 2000. The Corporation achieved record operating earnings in 2000. In 2000, the Corporation's earnings per share increased 6.2% over 1999 earnings per share. Return on assets increased to 1.49% in 2000, compared to 1.47% in 1999. Nonperforming loans represented .17% of total loans outstanding as of December 31, 2000.

In 1993, Congress amended the Code to add Section 162(m). Section 162(m) provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Compensation Committee has examined the Corporation's executive compensation policies in light of Section 162(m) and the regulations that have been adopted to implement that section. It is not expected that any portion of the Corporation's deduction for employee remuneration will be disallowed in 2001 or in future years by reason of actions expected to be taken in 2001.

During 2000, all recommendations of the Compensation Committee were unanimously approved by the Board of Directors without modification.

Submitted by the Compensation Committee of the Board of Directors:
Frank P. Popoff, Chairman	James A. Currie	Michael L. Dow
Terence F. Moore	Lawrence A. Reed	William S. Stavropoulos

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

The following line graph compares the Corporation's cumulative total shareholder return on its Common Stock over the last five years, assuming the reinvestment of dividends, to the Standard and Poor's ("S&P") 500 Stock Index and the KBW 50 Index. Both of these indices are also based upon total return (including reinvestment of dividends) and are market-capitalization-weighted indices. The S&P 500 Stock Index is a broad equity market index published by Standard and Poor's. The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The line graph assumes $100 was invested on December 31, 1995.
The dollar values for total shareholder return plotted in the graph are shown in the table below:

December 31	Chemical Financial Corporation	KBW 50 Index	S&P 500 Index

1995	$100.0	$100.0	$100.0
1996	110.0	141.5	123.0
1997	134.1	206.8	164.0
1998	128.4	223.9	210.9
1999	121.9	216.1	255.2
2000	99.5	259.5	232.0

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Directors, officers, principal shareholders and their associates were customers of, and had transactions (including loans and loan commitments) with, the Corporation's banking subsidiaries in the ordinary course of business during 2000. All such loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and persons who beneficially own more than 10% of the Corporation's Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Those persons are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) reports they file. Based upon its review of copies of Section 16(a) reports provided to it, or written representations from certain reporting persons that no Form 5 reports were required, the Corporation believes that from January 1 through December 31, 2000, all applicable filing requirements were satisfied.

DIVIDEND REINVESTMENT PROGRAM SHARES

If a shareholder is enrolled in the Corporation's Dividend Reinvestment Program, the enclosed proxy card covers: (1) all shares of Common Stock owned directly by the shareholder at the record date, and (2) all shares of Common Stock held for the shareholder in the Dividend Reinvestment Program at that time. Computershare Investor Services, LLC, as the shareholder's agent under the Dividend Reinvestment Program, will vote any Common Stock held by it under the program in accordance with the shareholder's written direction as indicated on the proxy card. All such shares will be voted the way the shareholder directs. If no specific instruction is given on a returned proxy, Computershare Investor Services, LLC will vote as recommended by the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Proposals of shareholders that are intended to be presented at the 2002 annual meeting of shareholders of the Corporation and that the proponent would like included in the Corporation's proxy statement and form of proxy relating to that meeting must be made in accordance with Securities and Exchange Commission Rule 14a-8 and must be received by written communication to the Corporation by November 6, 2001, to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. To be considered timely, all other proposals of shareholders intended to be presented at the 2002 annual meeting of shareholders of the Corporation must similarly be received by written communication to the Corporation by November 6, 2001.

INDEPENDENT AUDITORS

Ernst & Young LLP served as the independent auditors for the Corporation for 2000 and, pursuant to the recommendation of the Audit Committee, the Board of Directors reappointed them for 2001. In accordance with prior practice, representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees. Chemical paid to Ernst & Young LLP $221,500 during 2000 for audit services provided by them.

All Other Fees. Chemical paid to Ernst & Young LLP $113,500 during 2000 for services other than audit services provided by them.

OTHER MATTERS

Management does not intend to present to the meeting any business other than the election of directors. If any matter not known to management at the time this Proxy Statement was being prepared should be presented for action at the meeting, the enclosed proxy will be voted in accordance with the judgment of the persons named as proxies with respect to that matter.

By Order of the Board of Directors

David B. Ramaker
Secretary

March 6, 2001

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Appendix
Audit Committee Charter

AUDIT COMMITTEE CHARTER

Chemical Financial Corporation

This charter governs the operations of the Audit Committee of Chemical Financial Corporation ("Corporation"). The charter will be reviewed and reassessed by the Audit Committee and will be approved by the Board of Directors of the Corporation ("Board"), at least annually.

Audit Committee Membership

The Audit Committee shall be appointed by the Board and shall have at least three members. Each member of the Audit Committee shall be an independent director who is able to read and understand fundamental financial statements, including the corporation's balance sheet, income statement and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Members of the Audit Committee will be considered independent if they meet the standards of the National Association of Securities Dealers Rule 4200(a)(15) defining "independent director" and are "independent of management" as required by Section 36 of the Federal Deposit Insurance Act and regulations issued under that Section. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

Statement of Policy

The Audit Committee will provide assistance to the Board in fulfilling its oversight responsibility to shareholders, potential shareholders, the investment community, and others relating to the Corporation's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Corporation's financial statements, and the regulatory compliance program as established by management and the Board. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors, the internal auditors and management of the Corporation. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation, and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Corporation's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Corporation's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes for the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

•

The Audit Committee and the Board, as representatives of shareholders, shall have ultimate authority and responsibility to select, evaluate and, where appropriate, replace, the Corporation's independent auditor. The independent auditor shall be ultimately accountable to the Board of Directors and the Audit Committee as representatives of the shareholders. The Audit Committee shall annually receive from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard No. l. The Audit Committee shall consider the compatibility of nonaudit services with the auditors' independence and actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor.

A-1

•

The Audit Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Audit Committee will discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Corporation's system to monitor and manage business risk and regulatory compliance programs. Further, the Audit Committee will meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•

The Audit Committee shall review with management the interim financial statements included in the Corporation's Quarterly Report on Form 10-Q with the Securities Exchange Commission ("SEC"). The Corporation's interim financial statements shall be reviewed by the independent auditors using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards, before filing of the Corporation's Quarterly Report on Form 10-Q. In the event the independent auditors identify matters that should be communicated to the Corporation upon completion of the interim review of the financial statements pursuant to generally accepted auditing standards, the independent auditors shall make communications as required by generally accepted auditing standards, with the Audit Committee and a representative of financial management prior to such filing. The chairman of the Audit Committee, or another member of the Audit Committee designated by the chairman of the Audit Committee, may represent the entire Audit Committee for the purposes of the review of the interim financial statements with management and any interim communications with the independent auditors.

•

The Audit Committee shall review with management and the independent auditors the audited financial statements to be included in the Corporation's Annual Report on Form 10-K prior to the filing of the Form 10-K with the SEC or prior to the distribution of the annual report to shareholders, whichever occurs first. This review will discuss the independent auditors' judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee will discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. It is expected that, based on such review and discussions, the Audit Committee will recommend to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K.

•

The Audit Committee shall require and receive from the independent auditors such confirmation as the Audit Committee shall deem appropriate to the effect that the independent auditors satisfy the general qualifications and independence requirements for independent public accountants to bank holding companies and insured depository institutions under Section 36 of the Federal Deposit Insurance Act.

•

The Audit Committee shall review regulatory agencies' reports of examination of the Corporation and its subsidiaries and report to the Board on the results of each examination made and such conclusions and recommendations as the Committee deems appropriate. The Audit Committee is authorized, on behalf of the Board, to receive from the Corporation's independent auditor, investigate, and report to the Board any reports of illegal activities pursuant to Section 10A of the Securities Exchange Act of 1934.

•

The Audit Committee shall issue the report required by Securities and Exchange Commission Regulation S-K Item 306 to be included in the Corporation's annual proxy statement and cause a copy of this Audit Committee Charter, as it may be amended from time to time, to be published in the Corporation's annual proxy statement not less than once every three years.

A-2

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PROXY	PROXY

This Proxy is Being Solicited on Behalf of the Board of Directors of the Corporation
for the Annual Meeting -- April 16, 2001

The undersigned hereby appoints Michael L. Dow, Alan W. Ott, Frank P. Popoff and Dan L. Smith, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of CHEMICAL FINANCIAL CORPORATION which the undersigned may be entitled to vote, including dividend reinvestment plan shares, if any, held of record by the undersigned on February 16, 2001, at the Annual Meeting of Shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews, Midland, MI, on Monday, April 16, 2001, and at any adjournment thereof, such proxies being directed to vote as specified on the reverse side of this card or, if no specification is made, FOR the election of all nominees listed for directors and in accordance with their discretion on such other matters that may come before the meeting.

(Continued and to be signed on the reverse side.)

--     FOLD AND DETACH HERE     --

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

CHEMICAL FINANCIAL CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.

Election of Directors-
Nominees: 01-J. Daniel Bernson, 02-James A. Currie,
03-Michael L. Dow, 04-L. Richard Marzke,
05-Terence F. Moore, 06-Aloysius J. Oliver,
07-Alan W. Ott, 08-Frank P. Popoff,
09-Lawrence A. Reed, 10-Dan L. Smith,
11-William S. Stavropoulos

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above)

	For All [ ]	Withhold All [ ]	For All Except [ ]

Please check here if you plan to attend the
Annual Meeting.

Where a vote is not specified, the proxies will vote the shares represented by this proxy FOR the election of all nominees listed for directors and in accordance with their discretion on such other matters that may come before the meeting.

[ ]
Dated: ,2001

Signature

Signature
Please date this proxy and sign exactly as your name or names appear on the card. If you are acting in a representative capacity as attorney, executor, administrator, trustee or guardian, please sign name and title.

--     FOLD AND DETACH HERE     --

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Note-If you are a former shareholder of Shoreline Financial Corporation and have not yet exchanged your Shoreline Stock Certificates for Chemical Stock Certificates, the number of shares printed at the top of this proxy is the number of shares of Shoreline stock you owned before the merger. To calculate the number of Chemical shares you are entitled to vote, you must multiply that number by 0.64 and deduct any factional share.